UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2015

LINCOLN ELECTRIC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-1402	34-1860551
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22801 St. Clair Avenue

Cleveland, Ohio 44117

(Address of principal executive offices, with zip code)

(216) 481-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On April 1, 2015, Lincoln Electric Holdings, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Agreement”), by and among the Company, The Lincoln Electric Company, Lincoln Electric International Holding Company, J.W. Harris Co., Inc., Lincoln Global, Inc., Techalloy, Inc. and Wayne Trail Technologies, Inc. (collectively, the “Obligors”) and the purchasers party thereto.

Pursuant to the Agreement, the Company will issue $100,000,000 in aggregate principal amount of Series A senior notes (the “Series A Notes”), $100,000,000 in aggregate principal amount of Series B senior notes (the “Series B Notes”), $50,000,000 in aggregate principal amount of Series C senior notes (the “Series C Notes”) and $100,000,000 in aggregate principal amount of Series D senior notes (the “Series D Notes” and, together with the Series A Notes, the Series B Notes and the Series C Notes, the “Notes”). The Series A Notes will be sold by the Obligors on August 20, 2015, will bear interest at a fixed rate equal to 3.15% per annum and will mature on August 20, 2025. The Series B Notes will be sold by the Obligors on August 20, 2015, will bear interest at a fixed rate equal to 3.35% per annum and will mature on August 20, 2030. The Series C Notes will be sold by the Obligors on April 1, 2015, will bear interest at a fixed rate equal to 3.61% per annum and will mature on April 1, 2035. The Series D Notes will be sold by the Obligors on April 1, 2015, will bear interest at a fixed rate equal to 4.02% per annum and will mature on April 1, 2045.

Some or all of the Notes may be prepaid at any time and from time to time, in whole or in part, at 100% of the principal amount thereof plus accrued but unpaid interest and a prepayment penalty amount. The Company is not required to prepay any of the Notes.

The Agreement contains certain covenants that, among other things, restrict the Obligors’ ability to grant liens and other encumbrances. The Agreement also contains covenants that require that the Obligors comply with various covenants that may restrict or limit their activities, including, but not limited to, limitations on mergers, consolidations, asset dispositions, distributions and transactions with affiliates, as well as various other covenants customary for financings of this type. The Agreement contains various events of default, including, but not limited to, payment defaults, breaches of representations and warranties, noncompliance with covenants and bankruptcy related events. If certain of these or other events of default occur, the Notes and accrued but unpaid interest may be declared due and immediately payable.

The foregoing summary of the Agreement and the Notes is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 8.01.	Other Events.

On April 1, 2015, the Company issued a press release (the “Press Release”) relating to the entry into the Agreement and the issuance of the Notes. A copy of the Press Release is filed as Exhibit 99.1 hereto.

Neither the Press Release nor this Current Report on Form 8-K constitutes an offer to sell, or the solicitation of an offer to buy, the Notes. The Notes are being offered and sold only to qualified institutional buyers and to non-U.S. persons outside the United States in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities laws.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Note Purchase Agreement, dated as of April 1, 2015, by and among Lincoln Electric Holdings, Inc., The Lincoln Electric Company, Lincoln Electric International Holding Company, J.W. Harris Co., Inc., Lincoln Global, Inc., Techalloy, Inc., Wayne Trail Technologies, Inc. and the purchasers party thereto.

99.1	Press Release, dated April 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN ELECTRIC HOLDINGS, INC.

Date: April 1, 2015	By:	/s/ Vincent K. Petrella
Vincent K. Petrella
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Note Purchase Agreement, dated as of April 1, 2015, by and among Lincoln Electric Holdings, Inc., The Lincoln Electric Company, Lincoln Electric International Holding Company, J.W. Harris Co., Inc., Lincoln Global, Inc., Techalloy, Inc., Wayne Trail Technologies, Inc. and the purchasers party thereto.

99.1	Press Release, dated April 1, 2015.